Exhibit 99.1

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                                                   May 25, 2006
Mail Stop 3561

Via Fax & U.S. Mail
-------------------

Mr. Paul S. Moller
President and Chief Executive Officer
Moller International, Inc.
1222 Research Park Drive
Davis, California 95616

RE: Moller International, Inc., (the "Company")
    File No. 0-33173

Dear Mr. Moller:

This letter is to inform you that the company should file an Item 4 Form 8-K immediately to report that Vavrinek, Trine, Day & Co., LLP declined to stand for reelection. The staff has received a SECPS letter from Vavrinek, Trine, Day & Co., LLP notifying the Chief Accountant of the Commission that they declined to stand for reelection effective May 16, 2006. The filing was due on the fifth day following that date.

Item 304 of Regulation S-B describes the disclosure requirements of the Item 4 Form 8-K. In order for the former accountants to file the letter required by
Item 304, a copy of the filing should be furnished to them as soon as possible, but no later than the date you file the Form 8-K with the Commission. The accountants confirming letter should be filed with an amended Form 8-K on
Exhibit 16 within two business days of receipt but no later than ten business days after filing the Form 8-K.


Other
-----

We urge all persons who are responsible for the accuracy and adequacy of the disclosure in the filings reviewed by the staff to be certain that they have provided all information investors require. Since the company and its management are in possession of all facts relating to a company's disclosure, they are responsible for the accuracy and adequacy of the disclosures they have made.

     In connection with responding to our comments, please provide, in writing, a statement from the company acknowledging that

o The company is responsible for the adequacy and accuracy of the disclosure in the filings;

Mr. Paul S. Moller
Moller International, Inc.
May 25, 2006
Page 2

o staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filing; and
o the company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

     In addition, please be advised that the Division of Enforcement has access to all information you provide to the staff of the Division of Corporation Finance in our review of your filing or in response to our comments on your filing.

Please file your supplemental response and Form 8-K via Edgar in response to these comments within five business days of the date of this letter. Please note that if you require longer than five business days to respond, you should contact the staff immediately to request additional time.


You may contact Effie Simpson at (202) 551-3346 or Bob Benton, at (202) 942-1811 if you have any questions.


                                                       Sincerely,

                                                       /s/ Effie Simpson
                                                       -----------------
                                                       Effie Simpson
                                                       Staff Accountant